Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)
COMPASS Pathways plc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value £0.008 per share	Other (3)	600,000 (4)	$14.94 (5)	$8,964,000	$0.0000927	$831
Total Offering Amounts					$8,964,000		$831
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$831

(1)    These shares may be represented by the American Depositary Shares (“ADSs”) of COMPASS Pathways plc (the “Registrant”). Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-248514).
(2)    In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)    Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the price at which the award under the Inducement Non-Qualified Share Option Agreement entered into between the Registrant and Kabir Nath, dated August 1, 2022 (the “Option Agreement”) may be exercised.
(4)    Represents Ordinary Shares issuable pursuant to the Option Agreement.
(5)    The price per share and aggregate offering price are calculated on the basis of the exercise price of the Ordinary Shares underlying the award made pursuant to the Option Agreement, which is the closing price of the Registrant's ADSs on August 1, 2022.